Exhibit 99.1

Contacts:

Investors:	William Kuser	203-573-2213
Media:	Mary Ann Dunnell	203-573-3034

Chemtura Announces Expected Sale of EPDM and Certain Rubber Chemicals Businesses

MIDDLEBURY, CT—Nov. 2, 2006—In order to place greater focus on its core businesses, Chemtura Corporation (NYSE: CEM) announced that it has signed a letter of intent to sell its EPDM business and the Rubber Chemicals businesses associated with Geismar, Louisiana as well as Flexzone® antiozonants worldwide. The parties are working toward a definitive agreement, which is expected to be signed by the end of the year. The transaction is subject to regulatory approvals. Proceeds from the sale will be used primarily for debt reduction.

“This sale is an important milestone in our plan to divest non-core assets and businesses. We are pleased to be transferring these businesses to a buyer who is interested in growing them, which should benefit our customers,” said Chemtura Chairman and CEO Robert L. Wood.

The EPDM and Rubber Chemicals businesses being sold had revenues for the twelve months ended Sept. 30, 2006 of approximately $300 million.

Chemtura Corporation, with pro forma 2005 sales of $3.9 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

Forward-Looking Statement

Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions; significant international operations and interests; the outcome and timing of antitrust investigations and related civil lawsuits to which Chemtura is subject; the ability to obtain increases in selling prices; the ability to retain sales volumes in the event of increasing selling prices; the ability to absorb fixed cost overhead in the event of lower volumes; pension and other post-retirement benefit plan assumptions; energy and raw material prices, availability and quality; production capacity; changes in interest rates and foreign currency exchange rates; changes in technology, market demand and customer requirements; the enactment of more stringent environmental laws and regulations; the ability to realize expected cost savings under Chemtura’s cost-reduction initiatives; the ability to successfully execute our portfolio divesture plan; the ability to reduce Chemtura’s debt levels; the ability to successfully integrate the Crompton and Great Lakes businesses, operations and information systems and achieve anticipated benefits from the Merger, including costs savings and synergies; and other risks and uncertainties detailed in filings with the Securities and Exchange Commission by Chemtura or its predecessor companies. These statements are based on Chemtura’s estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations. Chemtura’s actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by Chemtura.